FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1. Name and Address of Company

WonderFi Technologies Inc. (the "Company")

Suite 250, 780 Beatty Street

Vancouver, British Columbia

V6B 2M1

Item 2. Date of Material Change

January 23, 2023

Item 3. Press Release

News releases in respect of the material changes referred to in this report were disseminated through the facilities of Globe Newswire on January 23 and 30, 2023. The news releases were subsequently filed on SEDAR.

Item 4. Summary of Material Change

On January 23, 2023, the Company entered into an agreement (the "Engagement Letter") with PI Financial Corp. ("PI"), on behalf of a syndicate of agents, pursuant to which the Agents (as defined below) agreed to act on a "best efforts" basis to facilitate the sale, pursuant to a marketed private placement, of up to 22,800,000 units of the Company (the "Units") at a price of $0.22 per Unit (the "Offering Price") for aggregate gross proceeds to the Company of up to $5,016,000 (the "Offering"). On January 30, 2023, the Company entered into an agency agreement (the "Agency Agreement") with PI, Canaccord Genuity Corp. and PowerOne Capital Markets Limited (collectively, the "Agents") with respect to the Offering.

The Offering closed on January 30, 2023, resulting in the issuance by the Company of 22,800,000 Units for aggregate gross proceeds to Company of $5,016,000.

Item 5. Full Description of Material Change

On January 23, 2023, the Company and PI entered into the Engagement Letter, and on January 30, 2023, the Company and the Agents entered into the Agency Agreement, pursuant to which the Agents agreed to act, on a "best efforts" basis, to facilitate the sale of up to 22,800,000 Units the Offering Price for aggregate gross proceeds to the Company of up to $5,016,000.

On January 30, 2023, the Company completed the Offering, resulting in the sale of a total of 22,800,000 Units at the Offering Price for aggregate gross proceeds to the Company of $5,016,000.

Each Unit was comprised of one common share in the capital of the Company (each a "Common Share") and one Common Share purchase warrant (each a "Warrant"). Each Warrant entitles the holder thereof to acquire one Common Share at a price of $0.30 until January 30, 2025, provided, however, that if the daily volume weighted average trading price of Common Shares on the Toronto Stock Exchange for any 10 consecutive trading days equals or exceeds $0.47, the Company may, upon providing written notice to the holders of the Warrants, accelerate the expiry date of the Warrants to the date that is 10 days following the date of such notice. The Warrants are governed pursuant to a warrant indenture entered to be between the Company and Computershare Trust Company of Canada, as warrant agent, dated January 30, 2023, a copy of which is available on the Company's issuer profile on SEDAR at www.sedar.com.

In connection with the Offering, the Agents received a cash commission of $300,960 and were issued 1,368,000 compensation options ("Compensation Options"), with each Compensation Option exercisable into one Common Share at the Offering Price for a period of 24 months following the completion of the Offering.

Item 5.2. Disclosure for Restructuring Transactions

Not applicable.

Item 6. Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7. Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8. Executive Officer

For further information, contact:

Dean Skurka

President and Interim-Chief Executive Officer

t: (778) 843-9637

Item 9. Date of Report

January 30, 2023.

Cautionary Note Regarding Forward Looking Information

This material change report contains "forward-looking information" and "forward-looking statements" (which we refer to collectively as forward-looking information) under the provisions of applicable securities legislation. All statements, other than statements of historical fact, are forward-looking information. Examples of forward-looking information in this material change report include, among other things, statements related to: the anticipated use of the net proceeds from the Offering, and the anticipated benefits and impacts of the Offering. Forward-looking information is based upon a number of factors and assumptions that, if untrue, could cause the actual results, performances or achievements of the Company to be materially different from future results, performances or achievements expressed or implied by such information.  Such information reflects the Company's current views with respect to future events and is necessarily based upon a number of assumptions that, while considered reasonable by the Company today, are inherently subject to significant uncertainties and contingencies. These assumptions include, among others, the anticipated use of the net proceeds in connection with the Offering, the impacts of COVID-19 globally and in the jurisdictions in which we operate, the Company position in a competitive environment, and a stable and supportive legislative, regulatory and community environment, and general economic and market conditions.

Forward-looking information also involve known and unknown risks that may cause actual results to differ materially from those presented in the forward-looking information. These risks include, among others, the ability of the Company to successfully deploy the net proceeds of the Offering for its proposed uses. Additional risks, assumptions and other factors are set out in the Company's management discussion analysis and most recent annual information form, copies of which are available on SEDAR at www.sedar.com.

Although the Company has attempted to identify important risks and assumptions, given the inherent uncertainties in such forward-looking information, there may be other factors that cause results to differ materially. Forward-looking information is made as of the date hereof and the Company does not intend, and expressly disclaims any obligation to, update or revise the forward-looking information contained in this material change report, except as required by law. Accordingly, readers are cautioned not to place undue reliance on forward-looking information.